UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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Ameresco, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2016
To Our Stockholders:
The 2016 annual meeting of stockholders of Ameresco, Inc., a Delaware corporation, will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on May 26, 2016, at 11:00 a.m., local time, for the following purposes:

1.	To elect the two nominees identified in the attached proxy statement as members of our board of directors to serve as class III directors for a term of three years.

2.	To ratify the appointment of RSM US LLP (formerly known as McGladrey LLP) as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To ratify the Ameresco, Inc. 2010 Stock Incentive Plan.

4.	To transact other business, if any, that may properly come before the annual meeting and any adjournment thereof.
Only stockholders of record (stockholders that hold shares in their name in the records of our transfer agent, American Stock Transfer & Trust Company) at the close of business on March 31, 2016 will be entitled to vote at the annual meeting and at any adjournments thereof. Our stock transfer books will remain open for the purchase and sale of our common stock.
Included with this notice and the attached proxy statement is a copy of our annual report to stockholders for the year ended December 31, 2015, which contains our audited consolidated financial statements and other information that may be of interest to our stockholders.
If your shares are held in “street name”—that is, held for your account by a bank, broker or other intermediary—you should obtain instructions from that bank, broker or other intermediary on how to vote your shares at the annual meeting. You will need to follow those instructions for your shares to be voted. Further, if your shares are held in “street name” and you would like to attend the annual meeting in person, you must bring an account statement, letter or proxy from the bank, broker or other intermediary showing that you were the beneficial owner of the shares on March 31, 2016 in order to be admitted to the annual meeting.
Your vote is important. Whether or not you plan to attend the annual meeting in person, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid. If you attend the annual meeting and vote in person, any proxy that you may have submitted prior to the date of the annual meeting will not be used.

By Order of the Board of Directors,
David J. Corrsin
Secretary
April 29, 2016

AMERESCO, INC.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2016
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Ameresco, Inc. for use at the 2016 annual meeting of stockholders, or the Annual Meeting, to be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on May 26, 2016, at 11:00 a.m., local time, and at any adjournments of the Annual Meeting. In this proxy statement, unless expressly stated or the context otherwise requires, the use of “Ameresco,” “our,” “we,” or “us” refers to Ameresco, Inc.
We are mailing this proxy statement, along with our annual report to stockholders for the fiscal year ended December 31, 2015, to our stockholders on or about April 29, 2016. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission, or the SEC, except for certain exhibits.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 26, 2016
The proxy statement and our annual report to stockholders are available for viewing, printing and downloading on-line at the “Investor Relations - Annual Meeting” section of our website at www.ameresco.com.
Record Date, Voting Rights and Outstanding Shares
Our board of directors has fixed March 31, 2016 as the record date for determining the holders of our capital stock who are entitled to vote at the annual meeting.
We have two classes of capital stock issued and outstanding: Class A common stock, $.0001 par value per share, and Class B common stock, $.0001 par value per share. We refer to our Class A common stock and our Class B common stock collectively as our common stock.
With respect to all of the matters submitted for vote at the Annual Meeting, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes.
Our Class A common stock and Class B common stock will vote as a single class on each of the matters submitted at the Annual Meeting. On March 31, 2016, there were outstanding and entitled to vote 28,783,142 shares of Class A common stock and 18,000,000 shares of Class B common stock.
Quorum
In order for business to be conducted at the Annual Meeting, a quorum must be present at the meeting. A quorum for purposes of the Annual Meeting will exist if the holders of a majority of the voting power represented by the common stock issued and outstanding on March 31, 2016 are present in person or represented by proxy at the Annual Meeting. We will count broker non-votes (described below), votes withheld, and abstentions (including shares that abstain or do not vote with respect to one or more matters to be voted upon) as being present at the Annual Meeting for determining whether a quorum exists for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the meeting will be adjourned until a quorum is obtained.
Required Votes
Election of directors (Proposal 1): The two director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the Annual Meeting, regardless of whether that number represents a majority of the votes cast, will be elected.
Ratification of the appointment of RSM US LLP (formerly known as McGladrey LLP) (Proposal 2): The affirmative vote of a majority in voting power of the votes cast by the holders of all of the shares present or represented by proxy at the Annual Meeting and voting affirmatively or negatively on the proposal is needed to ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

Ratification of the 2010 Stock Plan (Proposal 3): The affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for the ratification of our 2010 Stock Incentive Plan, which we refer to as our 2010 stock plan.
Voting; Voting by Proxy
If you are a stockholder of record, you can vote by attending the Annual Meeting and voting in person or by submitting a proxy card by mail. If you hold your shares through a bank, broker or other intermediary, which is sometimes referred to as holding your shares in “street name,” and you wish to attend the Annual Meeting to vote in person at the Annual Meeting, you will need to obtain a proxy card from the holder of record (i.e., your bank, broker or other intermediary) in order to do so. Also, if your shares are held in “street name,” you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on March 31, 2016 in order to be admitted to the meeting. To vote by mail, please sign, date, and complete the enclosed proxy card and return it in the enclosed self-addressed, postage prepaid envelope. A proxy card in the enclosed form, if received in time for voting at the Annual Meeting and not revoked, will be voted at the Annual Meeting according to the instructions on such proxy card. If no instructions are indicated on a proxy card, then the shares represented by that proxy card will be voted in favor of each of the nominees for director identified in this proxy statement and for each other proposal, as recommended by our board of directors.
If you hold your shares in “street name,” your bank, broker or intermediary will give you separate instructions for voting your shares. If you do not give instructions to your bank, broker or intermediary, your bank, broker or intermediary will only be entitled to vote your shares with respect to “discretionary” matters, as described below, but will not be permitted to vote the shares with respect to “non-discretionary” matters. A “broker non-vote” occurs when your bank, broker or intermediary submits a proxy for your shares (because the bank, broker or intermediary has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank, broker or intermediary either does not have authority to vote on that proposal and has not received voting instructions from you or has discretionary authority to vote on a proposal but does not exercise it. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal. We do, however, count “broker non-votes” for the purpose of determining a quorum for the Annual Meeting.
Proposal 2 is considered to be a “discretionary” matter and, in the absence of your voting instructions, your bank, broker or other intermediary will be able to vote your shares for purposes of Proposal 2. The election of directors (Proposal 1) and ratification of the 2010 stock plan (Proposal 3) are not considered to be “discretionary” matters and, if you do not provide voting instructions, your bank, broker or other intermediary will not be able to vote your shares in its discretion in the election of directors (Proposal 1) or ratification of the 2010 stock plan (Proposal 3).
Abstentions
We will not count shares that abstain from voting on a particular matter or shares represented by broker non-votes as votes cast on that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the matters to be voted on at the Annual Meeting.
Discretionary Voting by Proxies on Other Matters
We do not know of any other proposals that may be presented at the Annual Meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.
Revocability of Proxies
Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by delivering a written notice or other instrument revoking your proxy or a duly executed proxy bearing a later date to our Secretary at our principal executive offices, 111 Speen Street, Suite 410, Framingham, Massachusetts 01701 at any time prior to its exercise at the Annual Meeting. You may also revoke your proxy by voting in person at the Annual Meeting. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card. If you own shares in “street name,” your bank, broker or other intermediary should provide you with appropriate instructions for changing your vote.

Voting Results
We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.
Expenses of Solicitation
We will bear the costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.
PROPOSAL 1—ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three class III directors, whose terms expire at this Annual Meeting; two class I directors, whose terms expire at our 2017 annual meeting of stockholders; and three class II directors, whose terms expire at our 2018 annual meeting of stockholders. Our board of directors currently consists of eight members.
At this Annual Meeting, our stockholders will have an opportunity to vote for two nominees for class III directors: Douglas I. Foy and Jennifer L. Miller, all of whom are currently directors of Ameresco. You can find more information about each of the nominees in “Corporate Governance—Our Board of Directors” below.
The persons named in the enclosed proxy card will vote to elect these two nominees as class III directors if you return a proxy in connection with the Annual Meeting, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If elected, both of the nominees for class III director will hold office until the 2019 annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Each of the nominees has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, then either the persons named in the proxy card may vote the proxy for a substitute nominee if one is nominated by our board of directors, or we may maintain a vacancy on our board of directors until such time as our board of directors can find a suitable candidate to serve on the board, or our board of directors may reduce the number of directors.
Our board of directors recommends a vote FOR each of the two nominees for class III directors.
* * *
PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Although stockholder approval of our audit committee’s selection of RSM US LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of RSM US LLP, which served as our independent registered public accounting firm for the fiscal year ended December 31, 2015, will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.
Audit and Other Fees
The following table shows fees billed for professional services rendered to us by RSM US LLP for our fiscal years 2014 and 2015:

	2014	2015
Audit Fees	$1,227,953	$1,265,810
Audit-Related Fees	37,297	—
Tax Fees	183,750	217,000
All Other Fees	19,570	—
Total	$1,468,570	$1,482,810

Audit Fees includes the aggregate fees billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of our annual financial statements and review of financial statements included or incorporated by reference in our Registration Statements on Form S-8 and annual and quarterly reports filed with the SEC or services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements for those fiscal years.
Audit-Related Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under Audit Fees.
Tax Fees includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax advice and tax planning.
All Other Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors in connection with applying for grant awards from the U.S. Treasury Department under Section 1603 of the American Recovery and Reinvestment Act of 2009 for qualifying renewable energy projects.
Policy on Pre-Approval of Audit and Non-Audit Services
Before an accountant is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval would be detailed as to the particular service or type of services to be provided and also generally would be subject to a maximum dollar amount.
Our audit committee may delegate the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm to one or more subcommittees (including a subcommittee consisting of a single member). Any approval of services by a subcommittee of our audit committee pursuant to this delegated authority is reported at the next meeting of our audit committee. The chairman of our audit committee has been delegated this authority.
Our board of directors recommends a vote FOR this proposal.
* * *
PROPOSAL 3—RATIFICATION OF THE 2010 STOCK INCENTIVE PLAN

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as Section 162(m), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and our officers (other than our chief executive officer and chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, by reason of being among the three most highly paid executive officers. Because our 2010 stock plan was approved by our board of directors and our stockholders prior to our initial public offering, and the plan was disclosed to our investors as part of the initial public offering, certain compensation attributable to grants made under the 2010 stock plan during a transition period following our initial public offering is exempt from the deduction limitations under Section 162(m). The transition period expired at our 2014 annual meeting of stockholders.
In order for the compensation attributable to grants made under our 2010 stock plan following the expiration of the transition period to be eligible to be exempt from the deduction limitations of Section 162(m), such grants must qualify as “performance-based compensation” as defined under Section 162(m). One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the “material terms” of the performance goals under which compensation may be paid to our executives be disclosed to and approved by our stockholders. For purposes of Section 162(m), the “material terms” include (1) the individuals eligible to receive compensation, (2) a description of the business criteria on which the performance goal is based and (3) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and stockholder approval of this proposal will constitute approval of each of these aspects of our 2010 stock plan for purposes of the approval requirements of Section 162(m). While our 2010 stock plan will allow us to grant awards that are intended to be exempt from Section 162(m), our board of directors may, in its judgment, grant awards under our 2010 stock plan that are not exempt from Section 162(m) when it believes that such awards are appropriate to attract and retain executive talent and are in the best interests of our stockholders. Our board of directors believes approval of the material terms of the performance goals under our 2010 stock plan for the purpose of enabling us to grant awards that are intended to be fully deductible under Section 162(m) is in the best interests of our company and our stockholders.
Summary of Material Features of the 2010 Stock Plan
The material features of the 2010 stock plan are:

•	10,000,000 shares of Class A common stock were initially reserved for the issuance under the 2010 stock plan, of which 7,922,380 shares remained available for grant as of March 31, 2016;

•
Shares of Class A common stock that are forfeited, canceled, reacquired by us prior to vesting, or otherwise terminated (other than by exercise) under the 2010 stock plan are added back to the shares of Class A common stock available for issuance under the 2010 stock plan;

•
Shares of Class A common stock that are delivered to us or held back upon the exercise or settlement of an award to cover the exercise price or tax withholding under the 2010 stock plan are not added back to the shares of Class A common stock available for issuance under the 2010 stock plan;

•
The award of stock options (both incentive and non-qualified stock options), stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, cash-based awards, performance share awards and dividend equivalent rights is permitted;

•	Stock options and stock appreciation rights must be granted with an exercise price that is at least equal to the fair market value of the Class A common stock on the date of grant;

•
Without stockholder approval, the exercise price of stock options and stock appreciation rights will not be reduced and stock options and stock appreciation rights will not be otherwise repriced through cancellation in exchange for cash, other awards or stock options or stock appreciation rights with a lower exercise price;

•	The 2010 stock plan does not provide for the accelerated vesting of awards upon a change in control of our company;

•	Any material amendment to the 2010 stock plan is subject to approval by our stockholders; and

•	The term of the 2010 stock plan will expire on June 15, 2020.
Based solely on the closing price of our Class A common stock as reported by the New York Stock Exchange on March 31, 2016, and the maximum number of shares that would have been available for awards as of such date, the maximum aggregate market value of the Class A common stock that could potentially be issued under the 2010 stock plan is $37,789,753.

Summary of the 2010 Stock Plan
The following description of certain features of the 2010 stock plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2010 stock plan, which is attached here as Appendix A.
Plan Administration. The 2010 stock plan is administered by our compensation committee. Our compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2010 stock plan. In addition, our board of directors has delegated to our Chief Executive Officer the authority to grant awards to employees other than himself who are not executive officers, subject to certain limitations and guidelines.
Eligibility. Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2010 stock plan; however, incentive stock options may only be granted to our employees. Approximately 1,000 individuals are currently eligible to participate in the 2010 stock plan.
Plan Limits. There were initially 10,000,000 shares of Class A common stock available for grant pursuant to awards under the 2010 stock plan, of which 7,922,380 shares remained available for grant as of March 31, 2016. The maximum number of shares of our Class A common stock with respect to which awards may be granted to any participant under the 2010 stock plan is 2,000,000 per year. These plan limits are subject to adjustments for stock splits and similar events.

Stock Options. The 2010 stock plan permits the granting of (i) options to purchase Class A common stock intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that do not so qualify. Options granted under the 2010 stock plan will be non-qualified stock options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of us or our subsidiaries. Non-qualified stock options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and key persons. Fair market value for the purpose of determining the exercise price of stock options is the last reported sale price of the shares of Class A common stock on the NYSE on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.
The term of each option will be fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee will determine at what time or times each option may be exercised and determine to which terms and conditions each option subject. In general, unless otherwise permitted by the compensation committee, no option granted under the 2010 stock plan is transferable by the optionee other than by will or by the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. Options may be exercised during the optionee’s lifetime only by the optionee.
Options may be exercised by delivery to us of a notice of exercise in a form (which may be electronic) approved by us. Upon exercise of options, the option exercise price must be paid in full either (i) in cash or check, payable to the order of the company; (ii) except as may otherwise be provided in the applicable option agreement or approved by the compensation committee, in its sole discretion, by delivery of an undertaking by, or instructions by the optionee to, a creditworthy broker to deliver funds sufficient to pay the exercise price and any withholding; (iii) to the extent provided for in the applicable option agreement or approved by the compensation committee, in its sole discretion, by delivery shares of Class A common stock held by the participant having a fair market price equal to the exercise price; (iv) to the extent provided for in the applicable nonstatuatory stock option agreement or approved by the compensation committee in its sole discretion, by net exercise; (v) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the compensation committee, in its sole discretion, by delivery of a promissory note or other lawful consideration; or (vi) by any combination of the foregoing.
Stock Appreciation Rights. The compensation committee may award stock appreciation rights subject to such conditions and restrictions as the compensation committee may determine. Stock appreciation rights entitle the recipient to shares of Class A common stock equal to the value of the appreciation in the stock price over the measurement price. The measurement price may not be less than the fair market value of the Class A common stock on the date of grant. The maximum term of a stock appreciation right is ten years.
Restricted Stock Awards. The compensation committee may award shares of Class A common stock to participants subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with us through a specified restricted period.
Restricted Stock Units. The compensation committee may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of Class A common stock and may be subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with the company through a specified vesting period. The compensation committee may, in its sole discretion, provide that settlement of restricted stock units be deferred, on a mandatory basis or at the election of the participant in a manner that complies with Section 409A of the Code. Agreements for restricted stock units may provide for payment of dividend equivalents.
Other Stock-Based Awards. The compensation committee may also award shares of Class A common stock or other awards that are valued in whole or in part based on, or in reference to, the Class A common stock or other property. Such awards may also be used as settlement for other awards contemplated under the 2010 stock plan and may be paid in shares of Class A common stock or cash, as the compensation committee determines.
Performance Awards. Restricted stock, restricted stock units, and other stock-based awards may be granted as performance awards that are intended to be exempt from the deduction limitations of Section 162(m). For any award that is intended to qualify as performance-based compensation, the compensation committee will specify that the degree of granting, vesting and/or payout of such award will be subject to the achievement of one or more objective performance measures established by the compensation committee, based on the relative or absolute attainment of specified levels of one or any combination of the following: (i) net income, (ii) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (iii) operating profit before or after discontinued operations and/or taxes, (iv) revenue, (v) revenue growth, (vi) earnings growth, (vii) cash flow or cash position, (viii) gross margins, (ix) stock price, (x) market share, (xi) return on total revenue, assets, equity or investment, (xii) value of customer contracts signed, (xiii) improvement of financial ratings, (xiv) achievement of balance sheet or income statement objectives or (xv) total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The compensation committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, (v) fluctuation in foreign currency exchange rates and (vi) charges for restructuring and rationalization programs. Such performance measures may vary by participant and may be different for different Awards; may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the compensation committee; and shall be set by the compensation committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). For any award that is intended to qualify as performance-based compensation, the compensation committee may adjust downwards, but not upwards, the number of shares payable with respect to such award, and the compensation committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the participant or a change in control of our company. Awards that are not intended to qualify as performance-based compensation may be based on these or such other performance measures as the board of directors may determine.
Reorganization Events. Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2010 stock plan as to some or all outstanding awards provide that all outstanding awards shall be assumed or substituted by the successor corporation; upon written notice to a participant, provide that the participant’s unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant; provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event; in the event of a reorganization event pursuant to which holders of our Class A common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants equal to the excess, if any, of the acquisition price times the number of shares of our Class A common stock subject to such outstanding awards (to the extent then exercisable at prices not in excess of the acquisition price), over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards; and provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds.
Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights under each outstanding restricted stock award will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which our Class A common stock is converted pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.
Changes in Capitalization. In the event of changes in our capitalization, the 2010 stock plan requires the compensation committee to make appropriate adjustments to the number of shares of Class A common stock that are subject to the 2010 stock plan, to certain limits in the 2010 stock plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
Tax Withholding. Participants in the 2010 stock plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. If provided for in the award or otherwise approved by the compensation committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the company to withhold shares of Class A common stock to be issued pursuant to exercise or vesting.
Amendments and Termination. The board of directors may at any time amend or discontinue the 2010 stock plan and the compensation committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under NYSE rules, any amendments that materially change the terms of the 2010 stock plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the compensation committee to be required by the Code to preserve the qualified status of incentive stock options or to ensure that compensation earned under the 2010 stock plan qualifies as performance-based compensation under Section 162(m) of the Code.
Effective Date of 2010 Stock Plan. The Board initially adopted the 2010 stock plan on May 27, 2010 and it was subsequently approved by our stockholders and became effective on June 15, 2010.
Plan Benefits
Because the grant of awards under the 2010 stock plan is within the discretion of the compensation committee, we cannot determine the dollar value or number of shares of Class A common stock that will in the future be received by or allocated to any participant in the 2010 stock plan. Accordingly, in lieu of providing information regarding benefits that will be received under the 2010 stock plan, the following table provides information concerning the benefits that were received by the following persons and groups as of March 31, 2016: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

Name and Position	Options Granted (#)
George P. Sakellaris	25,000
President and Chief Executive Officer
John R. Granara, III	100,000
Vice President and Chief Financial Officer
David J. Anderson	—
Executive Vice President
Nicole Bulgarino	101,167
Senior Vice President and General Manager, Federal Solutions
Louis P. Maltezos	75,000
Executive Vice President	—
Andrew B. Spence	—
Former Vice President and Chief Financial Officer

All current executive officers, as a group	301,167
All current directors who are not executive officers, as a group	260,000
Other persons who received or are to receive 5% of such options	—
All current employees who are not executive officers, as a group	1,505,562

As of March 31, 2016, the record date for our 2016 Annual Meeting, options covering 3,998,550 shares of Class A common stock with a weighted average exercise price of $7.84 and a weighted average remaining term of 5.14 years were outstanding under our 2010 stock plan and other equity plans. In addition, as of March 31, 2016, 7,922,380 shares of Class A common stock were available for future grant under the 2010 stock plan.

Burn Rate and Dilution
Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Gross burn rate is defined as the number of equity awards granted in the year divided by the basic weighted average number of common shares outstanding. Our gross burn rate is below the benchmark set by Institutional Shareholder Services. The table below sets forth our gross burn rate for the 2015, 2014 and 2013 fiscal years, as well as the average over those years.

Fiscal Year	Options Granted	Basic Weighted Average Number of Common Shares Outstanding	Gross Burn Rate
2013	598,360	45,560,078	1.31%
2014	145,000	46,161,846	0.31%
2015	747,100	46,494,448	1.61%
Three-Year Average	496,820	46,072,124	1.08%
Overhang is a measure of potential dilution and is defined as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future awards, divided by the sum of (a) the total number of shares available for future award grants and (c) the basic weighted average common shares outstanding for the most recently completed fiscal year. Our overhang at December 31, 2015 was 22%.
Tax Aspects under the Code
The following is a summary of the principal federal income tax consequences of certain transactions under the 2010 stock plan. It does not describe all federal tax consequences under the 2010 stock plan, nor does it describe foreign, state or local tax consequences.
Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Class A common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of Class A common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Class A common stock at exercise (or, if less, the amount realized on a sale of such shares of Class A common stock) over the option price thereof and (ii) the company will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Class A common stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Stock Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Class A common stock on the date of exercise, and the company receives a tax deduction for the same amount and (ii) at disposition, appreciation or depreciation from the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Class A common stock have been held. Special rules apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering shares of Class A common stock. Upon exercise, the optionee will also be subject to Social Security and Medicare taxes on the excess of the fair market value over the exercise price of the option.
Other Awards. The company generally will be entitled to a tax deduction in connection with any other award under the 2010 stock plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral. Any compensation deduction to which we would otherwise be entitled will be subject to the deduction limitations in Section 162(m) (as described above).
Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2015:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)	4,139,440	$7.74	7,880,240
Equity compensation plans not approved by security holders	—	—	—
Total	4,139,440	$7.74	7,880,240

(1)	Consists of our 2000 stock plan and our 2010 stock plan.

(2)
All securities remaining available for future issuance are under the 2010 stock plan. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2015, shares under the 2010 stock plan may instead be issued in the form of stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

Our board of directors recommends a vote FOR ratification of the 2010 stock plan.
* * *
STOCK OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of our Class A and Class B common stock as of the close of trading on March 31, 2016 (except as noted below) by: each of our directors and nominees; each of our named executive officers; all of our directors and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than five percent of our Class A or Class B common stock.
Percentage ownership calculations for beneficial ownership in the table below are based on 28,783,142 shares of Class A common stock and 18,000,000 shares of our Class B common stock outstanding as of March 31, 2016.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting power or investment power with respect to our shares. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2016 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Except as otherwise indicated in the footnotes to the table below, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

The information presented in the table below is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership representing less than one percent is denoted with an asterisk (*).
Percentage total voting power represents voting power of beneficially owned shares with respect to all shares of our Class A and Class B common stock, together as a single class. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to five votes per share of Class B common stock. Voting power of less than one percent is denoted with an asterisk (*).

	Class A Common Stock		Class B Common Stock		% Total Voting Power
Name	Shares	%	Shares	%
Directors, Nominees for Director and Executive Officers
George P. Sakellaris (1)	4,918,361	16.7%	18,000,000	100.0%	79.5%
David J. Anderson	500,000	1.7%	—	*	*
David J. Corrsin	1,098,872	3.8%	—	*	*
Douglas I. Foy (2)	82,000	*	—	*	*
Michael E. Jesanis (3)	78,000	*	—	*	*
Jennifer L. Miller (4)	10,000	*	—	*	*
Joseph W. Sutton (5)	966,210	3.4%	—	*	*
Frank V. Wisneski (6)	171,192	*	—	*	*
John R. Granara (7)	40,000	*	—	*	*
Nicole A. Bulgarino (8)	31,700	*	—	*	*
Louis P. Maltezos (9)	254,050	*	—	*	*
Andrew B. Spence	200,000	*	—	*	*
Directors and executive officers as a group (13 persons) (10)	7,336,355	28.4%	18,000,000	100.0%	82.1%
Other Five Percent Stockholders
Samuel T. Byrne (11)	1,637,145	5.7%	—	*	1.4%
Neil Gagnon (12)	2,853,040	9.9%	—	*	2.4%
Arthur P. Sakellaris (13)	1,600,000	5.6%	—	*	1.4%

(1)
Includes: (i) 610,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2016; and (ii) 11,000,000 shares of Class B common stock held by the Ameresco 2015 Annuity Trust, of which Mr. Sakellaris is trustee and the sole beneficiary. Also includes 925,000 shares of Class A Common held by the George P. Sakellaris 2012 Delaware Dynasty Trust for which Mr. Sakellaris may be deemed the beneficial holder and to share voting and dispositive power; Mr. Sakellaris disclaims beneficial ownership of these shares. His address is c/o Ameresco, Inc., 111 Speen Street, Framingham, Massachusetts 01701.

(2)	Includes 68,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2016.

(3)	Includes 68,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2016.

(4)	Includes 8,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2016.

(5)
Consists of: (i) 18,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2016; (ii) 49,040 shares of our Class A common stock held jointly with Mr. Sutton’s wife; and (iii) 899,170 shares of our Class A common stock held by Sutton Ventures LP. Mr. Sutton is managing member of Sutton Ventures Group LLC, which is the general partner of Sutton Ventures LP.

(6)	Includes 58,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2016.

(7)	Consists of 40,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2016.

(8)	Consists of 31,700 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2016.

(9)	Consists of 254,050 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2016.

(10)
Includes 1,155,750 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2016. None of the shares owned or rights to acquire shares are held in a margin account or subject to a pledge.

(11)
Mr. Byrne’s address is c/o CrossHarbor Capital Partners LLC, One Boston Place, Suite 2300, Boston, Massachusetts 02108. Based solely on information as of December 31, 2012 contained in a Schedule 13G/A filed with the SEC by Mr. Byrne on February 14, 2013.

(12)
Mr. Gagnon is Principal, Gagnon Securities LLC, with an address:  1370 Avenue of the Americas, Suite 2400, New York, NY 10019.  Based solely on information as of February 17, 2016 contained in a Schedule 13G/A filed with the SEC by Mr. Gagnon on February 19, 2016.

(13)
Includes 1,200,000 shares held by AVS Holdings LLC, of which Mr. Sakellaris a member and a manager and for which he may be deemed the beneficial holder; Mr. Sakellaris disclaims beneficial ownership of these shares. His address is c/o Ameresco, Inc., 111 Speen Street, Framingham, Massachusetts 01701.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2015.
CORPORATE GOVERNANCE
Our Board of Directors
In accordance with the terms of our restated certificate of incorporation and by-laws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors will be elected each year. The members of the classes are as follows:

•	the class I directors are David J. Anderson and Frank V. Wisneski, and their term expires at the annual meeting to be held in 2017;

•	the class II directors are David J. Corrsin, George P. Sakellaris and Joseph W. Sutton, and their term expires at the annual meeting to be held in 2018; and

•	the class III directors are Douglas I. Foy, Michael E. Jesanis and Jennifer L. Miller, and their term expires at the 2016 Annual Meeting.
Each director in a class will be eligible to be chosen as a nominee for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Below is information about each nominee for election as a class III director, as well as other members of our board of directors whose terms continue after the Annual Meeting. This information includes each director’s age as of March 31, 2015 and length of service as a director of Ameresco, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies or investment companies of which he or she has served as a director for at least the past five years.
In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us.
There are no family relationships among any of our directors, nominees for director and executive officers.

Director Nominees for Terms Expiring in 2019 (Class III Directors)
Douglas I. Foy, age 69, has served as a director since May 2010. Since 2006, Mr. Foy has served as president of Serrafix Corporation, a provider of strategic consulting, financing and logistical support to energy efficiency projects, which he founded. From January 2003 to February 2006, Mr. Foy served as the first secretary of the Massachusetts Office for Commonwealth Development, where he oversaw the Executive Office of Transportation, the Executive Office of Environmental Affairs, the Department of Housing and Community Development and the Department of Energy Resources. Prior to his service with the Massachusetts Office for Commonwealth Development, Mr. Foy served for 25 years as president of the Conservation Law Foundation, an environmental advocacy organization. We believe that Mr. Foy is qualified to serve as a director because of his extensive leadership experience in environmental policy and the energy and sustainable development industries, including as president of Serrafix and the Conservation Law Foundation.
Jennifer L. Miller, age 60, has served as a director since February 2015. Since September 2015, Ms. Miller has served as Chief Business Sustainability Officer of Sappi North America, the U.S. subsidiary of Sappi Limited, a producer of coated fine paper. From 2002 to August 2015, Ms. Miller held senior management positions at Sappi North America, including Executive Vice President and Chief Sustainability Officer, Executive Vice President – Strategic Marketing and Executive Vice President – Publishing. She also serves on the board of directors of Sappi Fine Paper North America. We believe that Ms. Miller is qualified to serve as a director because of her qualifications and experience, including in the energy utility industry, where she previously served as general counsel for a gas utility, and more recently her sustainability leadership role at a multi-national coated paper company. We believe her direct experience and understanding of how commercial/industrial enterprises evaluate and plan for energy efficiency initiatives are particularly valuable to the Board and management as they continue to develop strategies for the commercial/industrial market.
Directors Whose Terms Expire in 2017 (Class I Directors)
David J. Anderson, age 55, has served as our executive vice president, as well as a director, since 2000. From 1992 to 2000, Mr. Anderson was a senior vice president at Noresco. We believe that Mr. Anderson is qualified to serve as a director because of his extensive knowledge of our business, gained through more than a decade as an executive officer, and his more than 25 years of experience in the energy services and renewable energy industries. We also believe that Mr. Anderson brings a deep understanding of operations and strategy in the energy services industry to our board of directors.
Frank V. Wisneski, age 69, has served as a director since 2011. Prior to retiring in 2001, Mr. Wisneski was a Partner and Senior Vice President at Wellington Management Company, LLP, an institutional asset manager serving clients globally, where he had worked since 1969. Since retiring, Mr. Wisneski has served as a trustee or director of several non-profit organizations. We believe that Mr. Wisneski is qualified to serve as a director because of his prior experience conducting financial and strategic analysis of companies, including emerging areas and companies, and establishing and building new investment products for institutional asset management clients. Since retiring, Mr. Wisneski has maintained a focus on financial and strategic analysis by serving on investment, finance and executive committees at several nonprofit organizations. We believe his experience analyzing companies to support investment decisions contributes a valuable viewpoint to our board.
Directors Whose Terms Expire in 2018 (Class II Directors)
David J. Corrsin, age 57, has served as our executive vice president, general counsel and secretary, as well as a director, since 2000. From 1996 to 2000, Mr. Corrsin was executive vice president of Public Power International, Inc., an independent developer of power projects in Europe and southern Asia. We believe that Mr. Corrsin is qualified to serve as a director because of his extensive experience with energy regulations, federal, state and local regulatory authorities and complex energy construction and financing projects, gained through more than 25 years of energy-related legal practice, and his more than 10 years of service as an executive officer of our company.

George P. Sakellaris, age 69, who is our principal stockholder, has served as chairman of our board of directors and our president and chief executive officer since founding Ameresco in 2000. Mr. Sakellaris previously founded Noresco, an energy services company, in 1989 and served as its president and chief executive officer until 2000. Noresco was acquired by Equitable Resources, Inc. in 1997. Mr. Sakellaris was a founding member and previously served as the president, and is currently a director, of the National Association of Energy Service Companies, a national trade organization representing the energy efficiency industry. We believe that Mr. Sakellaris is qualified to serve as a director because of his more than 30 years of experience in the energy services and renewable energy industries, his leadership experience, skill and familiarity with our business gained from serving as our chief executive officer for over a decade, as well as his experience developed through founding and serving as chief executive officer of two previous energy services companies.
Joseph W. Sutton, age 68, has served as a director since 2002. Since 2000, Mr. Sutton has been the manager of Sutton Ventures Group, LLC, an energy investment firm that he founded. In 2007, he founded and has since led Consolidated Asset Management Services, or CAMS, which provides asset management, operations and maintenance, information technology, budgeting, contract management and development services to power plant ventures, oil and gas companies, renewable energy companies and other energy businesses. From 1992 to November 2000, Mr. Sutton worked for Enron Corporation, an energy company, where he most recently served as vice chairman and as chief executive officer of Enron International. Mr. Sutton currently serves on the board of American Midstream GP, LLC, the general partner of American Midstream Partners, LP, an owner, operator, developer and acquirer of a diversified portfolio of midstream energy assets. We believe that Mr. Sutton is qualified to serve as a director because of his prior experience in the energy industry. For example, at both Sutton Ventures and CAMS, he has had significant experience in energy industry capital raising transactions, as well as in the ownership and management of, and the provision of advisory and other services to, a wide range of energy-related businesses. At Enron, Mr. Sutton was responsible for budgeting, financial reporting and planning for Enron’s international business unit and oversaw the development, construction, financing, operation and management of numerous energy projects.
Director Independence
A majority of our board of directors consists of “independent” directors. To be considered independent by our board of directors, a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and in our board of directors’ judgment, the director must not have a material relationship with Ameresco (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ameresco).
Under Section 303A.02(b) of the NYSE Listed Company Manual, a director will qualify as “independent” if our board of directors affirmatively determines that he or she has no material relationship with Ameresco (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has established corporate governance guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with Ameresco if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

•
is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or

•
serves as an officer, director or trustee of a tax exempt organization, unless our discretionary contributions to such organization are more than the greater of $1 million or two percent of that organization’s consolidated gross revenue.

In addition, under the corporate governance guidelines established by our board of directors, ownership of a significant amount of our stock, by itself, does not constitute a material relationship so long as such director is otherwise independent under Section 303A.02(b) of the NYSE Listed Company Manual.
For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the board of directors who are independent at the time of such determination.
Pursuant to applicable NYSE rules and our corporate governance guidelines, a director employed by us cannot be deemed to be an “independent director,” and consequently none of Messrs. Sakellaris, Corrsin or Anderson qualifies as an independent director.
Our board has determined that each of Ms. Miller and Messrs. Foy, Jesanis, Sutton and Wisneski meet the standards for being independent under Section 303A.02(b) of the NYSE Listed Company Manual and our corporate governance guidelines and that none of these directors has or had a material relationship with us.

Board Leadership Structure and Risk Oversight
George P. Sakellaris currently serves as both our chairman of the board and chief executive officer. Our board of directors does not have a policy regarding the separation of the roles of chairman and chief executive officer, as the board believes it is in our stockholders’ best interests that we make this determination based on an assessment of the current condition of our company and composition of the board. Our board of directors believes that having Mr. Sakellaris serve in both roles is in the best interests of our stockholders at this time because it makes the best use of Mr. Sakellaris’s extensive knowledge of the company and our industry, and fosters greater communication between management and the board of directors.
In light of the dual role played by Mr. Sakellaris in our corporate governance structure, we also have established a position of a lead independent director. Mr. Sutton is our lead director. Mr. Sutton is an independent director within the meaning of applicable NYSE rules. The duties of the lead director include the following:

•	chairing any meeting of our non-management or independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

•
facilitating communications between other members of our board of directors and the chairman of our board of directors and/or the chief executive officer; however, each director is free to communicate directly with the chairman of our board of directors and with the chief executive officer;

•
monitoring, with the assistance of our general counsel, communications from stockholders and other interested parties and providing copies or summaries to the other directors as he considers appropriate;

•	working with the chairman of our board in the preparation of the agenda for each board of directors meeting and in determining the need for special meetings of the board of directors; and

•	otherwise consulting with the chairman of our board of directors and/or the chief executive officer on matters relating to corporate governance and the performance of our board of directors.
Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. Our audit committee focuses on financial risk, including internal control over financial reporting. Our corporate governance and nominating committee focuses on the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. Finally, our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
Committees of our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.ameresco.com.
All of the members of our board’s three standing committees described below have been determined to be independent as defined under applicable NYSE rules and in the case of all members of the audit committee, the independence requirements set forth in Rule 10A-3 under the Exchange Act.
Audit Committee
The members of our audit committee are Messrs. Jesanis, Sutton and Wisneski. Our board of directors has determined that each of the current members of our audit committee satisfy the requirements for financial literacy and independence under applicable NYSE and SEC rules and regulations. Mr. Jesanis is the chair of the audit committee. Each of Messrs. Jesanis and Wisneski is also an “audit committee financial expert,” as defined by SEC rules and satisfies the financial sophistication requirements of applicable NYSE rules. Because Mr. Jesanis is not being renominated and his term will expire at the Annual Meeting, our board of directors, upon the recommendation of our nominating and corporate governance committee, elected Mr. Wisneski as chairman of the audit committee and Ms. Miller to serve on the audit committee, each effective as of the date of the Annual Meeting. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.
Our audit committee met five times and did not act by written consent in 2015.
All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “—Audit Committee Report” below.
Compensation Committee
The members of our compensation committee are Messrs. Foy, Jesanis and Sutton. Mr. Sutton is the chair of the compensation committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining our CEO’s compensation;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules; and

•	preparing the compensation committee report required by SEC rules, which is included below under “Executive Compensation and Related Information—Compensation Committee Report.”
The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “Executive Compensation and Related Information—Compensation Discussion and Analysis” below.
The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For further information, see “Executive Compensation and Related Information—Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Our compensation committee met once and did not act by written consent in 2015.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Ms. Miller and Messrs. Foy and Wisneski. Mr. Wisneski is the chair of the nominating and corporate governance committee. Because Mr. Wisneski will be serving as the chairman of our audit committee, as described above, our board of directors, upon the recommendation of our nominating and corporate governance committee, elected Mr. Foy as chairman of that committee effective as of the date of the Annual Meeting. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

•	reviewing and making recommendations to our board of directors with respect to our board of directors’ leadership structure;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles; and

•	overseeing an annual evaluation of our board of directors.
Our nominating and corporate governance committee met three times and did not act by written consent in 2015.
The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”
Board Meetings and Attendance
Our board of directors met six times and did not act by written consent in 2015. During 2015, each director attended at least 75% of the aggregate number both of board meetings and of meetings held by all committees on which he or she then served.
Director Attendance at Annual Meeting
Our corporate governance guidelines provide that directors are responsible for attending each annual meeting of our stockholders. At our annual meeting of stockholders in 2015, all of our directors attended in person.
Director Compensation
None of Messrs. Sakellaris, Anderson or Corrsin, each an executive officer, has ever received any compensation in any form in connection with his service as a director. The compensation that we pay to Mr. Sakellaris and Mr. Anderson in their capacities as our executive officers is discussed below under “Executive Compensation and Related Information—Compensation Discussion and Analysis.”
We do provide compensation and expense reimbursement for reasonable travel and other expenses incurred in connection with attending board of director, committee and stockholder meetings to our non-employee directors. Ms. Miller and Messrs. Foy, Jesanis, Sutton and Wisneski are our non-employee directors.
The following summarizes the terms of our non-employee director program, as most recently amended in 2012.
Cash Compensation. Each non-employee director receives a $25,000 annual retainer. The chair of the audit committee receives an additional annual retainer of $12,000; the chair of the compensation committee receives an additional annual retainer of $8,000; and the chair of the nominating and corporate governance committee receives an additional annual retainer of $6,000. Each non-employee director, other than the chair, who serves on the audit committee receives an additional $2,500 annual retainer; each non-employee director, other than the chair, who serves on the compensation committee receives an additional $2,000 annual retainer; and each non-employee director, other than the chair, who serves on the nominating and corporate governance committee receives an additional annual retainer of $1,000. Each non-employee director receives $1,000 for each board meeting or committee meeting (if not on the same day as a board meeting) he or she attends, whether in person or by telephone conference call.

Equity Compensation. Upon his or her initial election to the board of directors, each non-employee director is granted an option to purchase 40,000 shares of our Class A common stock. On the date of each annual meeting of stockholders other than in the year of his or her initial election, each non-employee director receives an option to purchase 10,000 shares of our Class A common stock. Both the initial and annual options become exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the option grant date, subject to the director’s continued service on our board of directors. All such options have an exercise price equal to the fair market value of the Class A common stock on the date of grant and become exercisable in full upon a change in control of Ameresco.
Employee directors are not compensated for their service on our board of directors.
The following table sets forth information regarding compensation earned by our non-employee directors during 2015:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Douglas I. Foy (2)	39,000	35,900	74,900
Michael E. Jesanis (3)	52,000	35,900	87,900
Jennifer L. Miller (4)	32,833	116,400	149,233
Joseph W. Sutton (5)	47,500	35,900	83,400
Frank V. Wisneski (6)	48,500	35,900	84,400

(1)
Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the director with respect to these option grants. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 11 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 4, 2016.

(2)
Mr. Foy held an option to purchase 40,000 shares of our Class A common stock at $13.05 per share and five options, each to purchase 10,000 shares of our Class A common stock, with exercise prices of $14.81 per share, $10.75 per share, $8.39 per share, $6.70 per share and $7.30 per share, respectively, as of December 31, 2015.

(3)
Mr. Jesanis held options to purchase 40,000 shares of our Class A common stock at $13.05 per share and five options, each to purchase 10,000 shares of our Class A common stock, with exercise prices of $14.81 per share, $10.75 per share, $8.39 per share, $6.70 per share and $7.30 per share, respectively, as of December 31, 2015.

(4)
Ms. Miller was elected to our board of directors in February 2015. Ms. Miller held options to purchase 40,000 shares of our Class A common stock with an exercise price of $5.85 per share, as of December 31, 2015.

(5)
Mr. Sutton held four options, each to purchase 10,000 shares of our Class A common stock, with exercise prices of $10.75 per share, $8.39 per share, $6.70 per share and $7.30 per share, respectively, as of December 31, 2015.

(6)
Mr. Wisneski held options to purchase 40,000 shares of our Class A common stock at $14.81 per share and four options, each to purchase 10,000 shares of our Class A common stock, with exercise prices of $10.75 per share, $8.39 per share, $6.70 per share and $7.30 per share, respectively, as of December 31, 2015.

Director Stock Ownership Guidelines
Our board of directors has adopted stock ownership guidelines for our non-employee directors. Each non-employee director is expected to own 2,000 shares of our Class A common stock by the first anniversary of his or her initial election as a director, 4,000 shares of by the second anniversary, 6,000 shares by the third anniversary, 8,000 shares by the fourth anniversary, and 10,000 shares by the fifth anniversary and thereafter.
Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, conferring from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.
When recommending to the board of directors the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. To recommend director candidates for consideration by the nominating and corporate governance committee, a stockholder must send a written notice to our corporate secretary at the address under “Miscellaneous—Stockholder Proposals” below. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of Ameresco stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of Ameresco stock. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2017 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined under “Miscellaneous—Stockholder Proposals” below. You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the “Investor Relations” section of our website, which is located at www.ameresco.com.
Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2017 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined under “Miscellaneous—Stockholder Proposals” below.
Communicating with our Board of Directors
Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Our lead director, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders and other interested parties who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Corporate Governance Materials
Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	our board’s principal responsibility is to oversee the management of Ameresco;

•	a majority of the members of our board of directors shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and employees of our company, and the right to hire and consult with independent advisors at our expense;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at www.ameresco.com. In addition, we intend to post on our website all disclosures that are required by law or applicable NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.
Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the Investor Relations section of our website, which is located at www.ameresco.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:
Ameresco, Inc.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
Attention: Investor Relations Department
Audit Committee Report
The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2015. The audit committee has also reviewed and discussed with RSM US LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 16–Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
The audit committee has also received from RSM US LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with RSM US LLP the matters disclosed in the letter and its independence with respect to Ameresco, including a review of audit and non-audit fees and services, and concluded that RSM US LLP is independent.
Based on its discussions with management and RSM US LLP, and its review of the representations and information referred to above provided by management and RSM US LLP, the audit committee recommended to the board of directors that Ameresco’s audited consolidated financial statements be included in Ameresco’s annual report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
By the Audit Committee
of the Board of Directors of Ameresco, Inc.
Michael E. Jesanis, Chairman
Joseph W. Sutton
Frank V. Wisneski
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
This section discusses the material elements of our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative that follow.

During 2015, we continued reviewing all elements of our executive compensation program, including the function and design of our annual incentive bonus and equity incentive programs. We also continued to evaluate the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent and is appropriate for a public company, including the extent to which our compensation policies will reward the achievement of long-term operating and strategic goals and minimizing the extent to which they serve to encourage taking excessive risk.
Overview of Executive Compensation Process
Roles of Our Board, Chief Executive Officer and Compensation Committee in Compensation Decisions. Our compensation committee oversees our executive compensation program. Our compensation committee, either as a committee or together with the other independent directors, makes all compensation decisions regarding our chief executive officer. Our chief executive officer may make recommendations to the compensation committee regarding the compensation of our executive officers other than the chief executive officer, but the compensation committee either makes all compensation decisions regarding our other executive officers or makes recommendations concerning executive compensation to our board of directors, with the independent directors ultimately making such decisions. Our chief executive officer is not present for compensation committee or board discussions regarding his compensation; similarly, no other executive officers are present for compensation committee or board discussions regarding other executive officer compensation.
Competitive Market Data and Use of Compensation Consultants. Historically, we have not formally benchmarked our executive compensation against compensation data of a peer group of companies, but rather have relied on the business judgment and experience in the energy services and engineering consulting industries of our chief executive officer and our executive management team. We have developed substantial information about compensation practices and levels at comparable companies through extensive recruiting, networking and industry research. Our compensation committee may elect to engage an independent compensation consulting firm to provide advice regarding our executive compensation program and general information regarding executive compensation practices in our industry, but it has not done so through 2015. Although the compensation committee would consider such a compensation firm’s advice in establishing and approving the various elements of our executive compensation program, the compensation committee would ultimately make its own decisions, or make recommendations to our board of directors, about these matters.
During 2015, management engaged a compensation consultant, Frederick W. Cook & Co., to provide information in connection with the evaluation of the compensation of our chief financial officer. Specifically, management asked the consultant to survey and provide a report on the compensation packages for chief financial officers at other companies in our industry. Mr. Sakellaris used this report in formulating his recommendation to the compensation committee. Frederick W. Cook & Co. did not provide any other services to the company during 2015.
Objectives and Philosophy of Our Executive Compensation Program. Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:

•	reward the achievement of our annual and long-term operating and strategic goals;

•	recognize individual contributions;

•	align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and

•	retain and build our executive management team.
To achieve these objectives, our executive compensation program ties a portion of each executive’s overall compensation—annual incentive bonuses—to key corporate financial goals and to individual goals. From time to time we have also provided a portion of our executive compensation in the form of restricted stock and option awards that vest over time. We believe this approach helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of shares of our Class A common stock.
Elements of Our Executive Compensation Program. The primary elements of our executive compensation program are:

•	base salaries;

•	annual incentive bonuses;

•	equity incentive awards; and

•	other employee benefits.
We have not adopted any formal or informal policies or guidelines for allocating compensation among these elements.
Base Salaries. We use what we believe to be competitive base salaries to attract and retain qualified candidates to help us achieve our growth and performance goals. Base salaries are intended to recognize an executive officer’s immediate contribution to our organization, as well as his or her experience, knowledge and responsibilities.
Our compensation committee annually evaluates and considers adjustments to executive officer base salary levels based on factors determined to be relevant, including:

•	the executive officer’s skills and experience;

•	the particular importance of the executive officer’s position to us;

•	the executive officer’s individual performance;

•	the executive officer’s growth in his or her position; and

•	base salaries for comparable positions within our company and at other companies.
Although it has not done so through 2015, the compensation committee may in the future obtain the input of a compensation firm and peer group benchmarking data in making any adjustments to executive officer base salary levels.
In 2015, our compensation committee approved increases in the base salaries for each of Messrs. Anderson, Granara and Maltezos and Ms. Bulgarino by 2%, 7%, 3% and 7%, respectively, all effective as of May 1, 2015. The increases were both in recognition of the performance of such executive officers during 2014 and to encourage retention. In the case of Mr. Granara and Ms. Bulgarino, the increase was also in recognition of each of them taking on roles with increased responsibility in 2015.
For Mr. Sakellaris, in 2015, our compensation committee recommended and our independent directors approved, a 4% increase in base salary, based on his performance during 2014 and in light of the fact that his salary had not increased since 2012.
Annual Incentive Bonus Program. Incentive bonus payments may be made to our executive officers, as well as most of our other full-time employees, at the discretion of the compensation committee and management based on certain performance goals established in the early part of each year. These annual incentive bonuses are intended to compensate our executive officers for our achievement of corporate financial goals, as well as individual performance goals.
For 2015, as in past years, the maximum total amount payable under our incentive bonus program, or our total bonus pool, was determined based on our performance with respect to corporate financial and qualitative operational goals. The corporate financial goals for 2015 consisted of achievement of predetermined levels of revenue and EBITDA, contracted sales for projects of a certain size and new awards. The qualitative operational goals related to project execution and customer satisfaction.
The target and relative weight for each of these goals assigned for 2015 are set forth in the table below:

Goal	Target	Weight Assigned for 2015
Revenue and EBITDA	$680 million and $55 million	40%
New contracts	$650 million	30%
New awards	$880 million	20%
Project execution	no budget revisions	5%
Customer satisfaction	95%	5%
Total		100%
In addition to the targets above, a minimum revenue of $650 million was required before any payment to executives officers would be paid.
These weights and the specific targets were established by the independent members of our board of directors based on the recommendation of our compensation committee and with input from our chief executive officer and other executive officers. The goals were based on our historical operating results and growth rates, as well as our expected future results, and were designed to require significant effort and operational success on the part of our company.
The total bonus pool permitted under our incentive bonus program can be up to ten percent of our adjusted EBITDA from continuing operations for the year, with the actual amount based on our performance against our corporate financial goals and qualitative operational measure. The total bonus pool payable under this program is determined based on our actual performance against the goals described above, provided that the aggregate weighted achievement based on actual performance for all goals exceeds 80% and the minimum revenue was met.
The total bonus pool is generally determined using a formula designed to yield the following results:

Aggregate Weighted Achievement Based on Actual Performance	Bonus Pool as a Percentage of Adjusted EBITDA from Ongoing Operations
Less than 80%	0%
80%	2%
85%	4%
90%	6%
95%	8%
100%	10%
The table below shows, for each of the goals used in calculating the total bonus pool available under our 2015 incentive bonus program, the specific target, our actual performance against that target (for corporate financial goals) and the actual contribution of each goal’s achievement to aggregate weighted achievement based on the relative weights assigned:

Goal	Target	Result	Achievement Percentage Contribution
Revenue and EBITDA*	$680 million and $55 million	$631 million and $45.9 million	30%
New contracts	$650 million	$693 million	30%
New awards	$880 million	$879 million	20%
Project execution	no adjustments	not achieved	—%
Customer satisfaction	95%	achieved	5%
Total			85%

*
This may differ from adjusted EBITDA as reported from time to time in our financial releases and other filings with the SEC because this measure may exclude certain items that we consider to be non-recurring in nature.

Although we achieved an aggregate achievement percentage of 85%, the minimum revenue of $650 million was not met and no bonus pool was payable under this program for 2015.
The corporate goals described above serve as threshold goals that must be achieved at the required level for any amounts to be payable to any participant under our incentive bonus program. In addition to these corporate goals, members of management, including each of our executive officers, were assigned individual performance goals near the beginning of fiscal 2015. For Mr. Sakellaris, the corporate financial and qualitative operational goals discussed above also serve as his individual performance goals. For all of our other executive officers, these individual goals were set by the compensation committee, taking into account discussions with our chief executive officer.
Once the total bonus pool is calculated, it is allocated among our executive officers and organizational units based on their performance with respect to financial and operational goals for 2015. These goals, and the specific targets with respect to each goal, were established near the beginning of 2015 by our compensation committee, based on recommendations from our executive management team, including our chief executive officer.
Each participant in the 2015 incentive bonus program was assigned a maximum bonus, expressed as a percentage of his or her annual base salary. As in past years, in 2015 the maximum bonus payment for our chief executive officer was 50% of his base salary, and for each of our other executive officers, the maximum bonus payment was 40% of his or her base salary. For 2015, no amounts were paid to any of our named executive officers under our incentive bonus program. Ms. Bulgarino, however, earned a bonus of $75,000 which was determined at the discretion of the chief executive officer and compensation committee, in recognition of achievement of her individual performance goals during 2015.
Our compensation committee, or our board of directors based on recommendations from our compensation committee, is responsible for establishing and administering our annual incentive bonus program for executive officers.
Equity Incentive Awards. Our equity incentive award program is the primary vehicle for offering long-term incentives to our executive officers. To date, equity incentive awards to our executive officers have been made in the form of restricted stock awards and stock options, with stock options being the primary form of equity grants in recent years. We believe that equity incentive awards:

•	provide our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision making;

•	help balance the short-term orientation of our annual incentive bonus program;

•	create an ownership culture by aligning the interests of our executive officers with the creation of value for our stockholders; and

•	further our goal of executive retention.
Employees who are considered important to our long-term success are eligible to receive equity incentive awards, which generally vest over five years.
Our compensation committee has the authority to make equity awards to our executive officers and to administer our equity compensation plans. During 2015, our compensation committee recommended and our independent directors approved option awards of 75,000 shares to each of Mr. Maltezos and Ms. Bulgarino in recognition of their performance during the year.
We do not have any equity ownership guidelines or requirements for our executive officers.
Other Compensation. Since before we became public in 2010, we have permitted Mr. Sakellaris personal exclusive use of a company-owned vehicle. We pay insurance premiums, excise tax and other amounts related to this vehicle. Our compensation committee recommended and our independent directors approved continuing to permit Mr. Sakellaris personal exclusive use of the company-owned vehicle in recognition of his extensive travel to meetings and events on our behalf.
Other Employee Benefits. We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, flexible spending accounts, medical and dental care plans, life insurance, short- and long-term disability policies, vacation, company holidays and, beginning in 2016, contributions to a health savings account for those participating in a high-deductible insurance plan. Our executive officers are eligible to participate in each of these programs on the same terms as non-executive employees; however, employees at the director level and above are eligible for life insurance coverage equal to three times (rather than twice) their annual base salary.
Risk Considerations in our Compensation Program. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
Tax Considerations. Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than its chief executive officer and chief financial officer) whose compensation is required to be reported to stockholders by reason of being among the three other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) on the various elements of our executive compensation program, and we may structure the equity incentives component of our executive compensation program, where feasible, to comply with the exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our board of directors or compensation committee may, in its judgment, authorize compensation payments that do not comply with the Section 162(m) exemptions when it believes that such payments are appropriate to attract and retain executive talent.
Pledging and Hedging Transactions. We have an insider trading policy that prohibits executive officers from purchasing Ameresco securities on margin, borrowing against Ameresco securities held in a margin account, or pledging

Ameresco securities as collateral for a loan. An exception may be granted, however, under the policy for pledging Ameresco securities as collateral for a loan where the executive officer clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Our insider trading policy also prohibits executive officers from engaging in short sales of Ameresco securities, including short sales “against the box” or in purchases or sales of puts, calls or other derivative securities based on Ameresco securities.
Advisory Vote on Executive Compensation
At the 2011 annual meeting of our stockholders, 93.9% of the votes cast were in favor of holding an advisory vote on executive compensation, or “say-on-pay vote,” every three years. At each of the 2011 and 2014 annual meetings, fewer than 250,000 of the votes cast on the advisory vote on executive compensation proposal were cast against our executive compensation policies. In light of these results, our compensation committee has determined to continue its measured, thorough review of all elements of our executive compensation program, including the function and design of our annual incentive bonus and equity incentive programs, without significant change of our executive compensation program during 2015. Further, our board of directors determined following the 2011 annual meeting of our stockholders and continues to believe that our stockholders should vote on a say-on-pay proposal every three years. Accordingly, the next say-on-pay advisory vote will be taken at our 2017 annual meeting of stockholders. We also will next hold an advisory vote on the frequency of future executive compensation advisory votes at our 2017 annual meeting.
Compensation Committee Report
The compensation committee has reviewed and discussed the foregoing compensation discussion and analysis with management and, based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.
By the Compensation Committee
of the Board of Directors of Ameresco, Inc.
Joseph W. Sutton, Chairman
Douglas I. Foy
Michael E. Jesanis

Executive Compensation
Summary Compensation Table
The following table sets forth information regarding compensation earned by our chief executive officer, our chief financial officer and our three next most highly compensated other executive officers during our fiscal years ended December 31, 2015, 2014 and 2013. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
George P. Sakellaris (2)(3)	2015	564,667	—	—	36,076	600,743
President and	2014	550,000	—	87,920	27,016	664,936
Chief Executive Officer	2013	550,000	—	—	17,411	567,411

John R. Granara, III (3)(4)	2015	288,533	—	—	17,498	306,031
Vice President and
Chief Financial Officer

Andrew B. Spence (5)	2015	242,689	—	—	15,957	258,646
Former Vice President and	2014	240,332	—	—	15,306	255,638
Chief Financial Officer	2013	234,080	—	—	14,794	248,874

David J. Anderson (2)(3)	2015	316,512	—	—	17,415	333,927
Executive Vice President	2014	306,454	—	—	16,401	322,855
	2013	289,990	—	—	16,130	306,119

Nicole A. Bulgarino (3)	2015	245,004	75,000	244,500	16,597	581,101
Senior Vice President and
General Manager, Federal Solutions

Louis P. Maltezos (3)	2015	309,842	—	244,500	17,598	571,940
Executive Vice President	2014	297,142	—	—	16,362	313,504
	2013	279,387	—	—	16,113	295,500

(1)
The amounts reported in All Other Compensation reflect, for each named executive officer, the amount we contributed to our 401(k) plan and the dollar value of life insurance premiums we paid, as applicable and detailed below. For Mr. Sakellaris, the amount reported also includes the incremental cost of a company-owned vehicle of which he has personal exclusive use, including insurance premiums, excise taxes and depreciation. In addition, the amounts for 2014 reflect amounts relating to replacement of the vehicle.

The following table details the amounts described in this footnote (1):

Name	Year	Matched 401(k) Contributions ($)	Group Life and Disability Insurance ($)	Use of Company-Owned Vehicle ($)	Total ($)
George P. Sakellaris	2015	15,300	2,166	18,610	36,076
	2014	15,300	1,308	10,408	27,016
	2013	15,300	886	1,225	17,411

John R. Granara, III	2015	15,300	2,198	—	17,498

Andrew B. Spence	2015	14,100	1,857	—	15,957
	2014	14,398	908	—	15,306
	2013	14,051	743	—	14,794

David J. Anderson	2015	15,300	2,115	—	17,415
	2014	15,300	1,101	—	16,401
	2013	15,300	830	—	16,130

Nicole A. Bulgarino	2015	14,714	1,883	—	16,597

Louis P. Maltezos	2015	15,300	2,298	—	17,598
	2014	15,300	1,062	—	16,362
	2013	15,300	813	—	16,113

(2)	Messrs. Sakellaris and Anderson also are members of our board of directors, but neither of them receives any additional compensation in his capacity as a director.

(3)
Salary for 2015 for each of Messrs. Sakellaris, Granara, Anderson and Maltezos and Ms. Bulgarino have been prorated to reflect the portion of the year for which increases were in effect, from and after May 1, 2015.

(4)	Mr. Granara has served as our Vice President and Chief Financial Officer since May 1, 2015.

(5)	Mr. Spence served as our Vice President and Chief Financial Officer through April 30, 2015 and continued to be employed by the company through December 31, 2015.
Grants of Plan-Based Awards in 2015
The following table sets forth information regarding grants of compensation in the form of plan-based awards during the fiscal year ended December 31, 2015 to our named executive officers.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
George P. Sakellaris	—	—	—	—
John R. Granara, III	—	—	—	—
Andrew B. Spence	—	—	—	—
David J. Anderson	—	—	—	—
Nicole A. Bulgarino	3/3/2015	75,000	6.53	244,500
Louis P. Maltezos	3/3/2015	75,000	6.53	244,500

(1)
Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. This amount does not represent the actual amount paid to or realized by the executive officer with respect to this option grant. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 10 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 4, 2016.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2015.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
George P. Sakellaris	600,000	—	6.055	9/30/2009	9/30/2019
	5,000	20,000	6.700	5/22/2014	5/21/2024
John R. Granara, III	40,000	60,000	8.480	9/9/2013	9/8/2023
Andrew B. Spence	—	—	—	—	—
David J. Anderson	—	—	—	—	—
Nicole A. Bulgarino	6,700	4,467	11.630	7/25/2012	7/24/2022
	10,000	5,000	9.450	7/24/2013	7/23/2023
	15,000	60,000	6.530	3/3/2015	3/2/2025
Louis P. Maltezos	139,050	—	4.220	7/25/2007	7/25/2017
	100,000	—	6.055	7/22/2009	7/22/2019
	15,000	60,000	6.530	3/3/2015	3/2/2025

(1)
All option awards with an expiration date in or before 2020 and listed in this table were granted under the 2000 stock plan; the remainder were granted under the 2010 stock plan. Each option not fully vested listed above vests as to 20% of the shares on each of the first five anniversaries of the grant date.

Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of options by our named executive officers during the fiscal year ended December 31, 2015.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
George P. Sakellaris	—	—
John R. Granara, III	—	—
Andrew B. Spence	100,000	272,000
David J. Anderson	—	—
Nicole A. Bulgarino	—	—
Louis P. Maltezos	—	—

Potential Payments Upon Termination or Change of Control
We have no severance agreements with any of our named executive officers. In addition, our 2010 stock plan, unlike its predecessor 2000 stock plan, does not provide for acceleration of options in connection with any termination events. Accordingly, there are no potential payments in respect of termination to report for any of our named executive officers.

Stock Option and Other Compensation Plans
2010 Stock Incentive Plan
The 2010 stock plan, which became effective upon the closing of our initial public offering, was adopted by our board of directors in May 2010 and approved by our stockholders in June 2010. The 2010 stock plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards and other stock-based awards; 10,000,000 shares of our Class A common stock are reserved for issuance under the 2010 stock plan. A full description of our 2010 stock plan can be found under “Proposal 3 - Ratification of the 2010 Stock Incentive Plan,” above.
401(k) Retirement Plan
We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section
401(k) of the Code. In general, all of our employees are eligible to participate upon commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,000 in 2015, plus $6,000 for those age 50 and over, and have the amount of the reduction contributed to the 401(k) plan. We currently match on a per payroll basis up to 100% of the first six percent of base compensation and commissions that a participant contributes to his or her 401(k) plan, up to $15,300 in 2015, subject to certain time of service and other eligibility conditions.
Limitation of Liability and Indemnification
As permitted by Delaware law, we have included provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to the maximum extent permitted by Delaware law. Our directors will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.
These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission. Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If Delaware law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.
As permitted by Delaware law, our restated certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with legal proceedings in connection with a legal proceeding to the fullest extent permitted by law.
The indemnification provisions contained in our restated certificate of incorporation are not exclusive.
In addition, we have entered into indemnification agreements with each of our directors. Each indemnification agreement will provide that we will indemnify the director to the fullest extent permitted by law for claims arising in his capacity as our director, officer, employee or agent, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that we do not assume the defense of a claim against a director we are required to advance his expenses in connection with his defense, subject to certain conditions, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.
We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information concerning our company.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Since January 1, 2015, we have engaged in the following transactions with our directors, executive officers and holders of more than five percent of any class of our voting securities, and affiliates of our directors, executive officers and holders of more than five percent of any class of our voting securities. We believe that all of these transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
Director Indemnification Agreements
We have entered into indemnification agreements with each of our directors. The indemnification agreements and our restated certificate of incorporation and restated by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Executive Compensation And Related Information—Limitation of Liability and Indemnification.”
Family Relationships
We employ two sons of David J. Anderson, a director and executive vice president, and paid aggregate compensation, including employee benefits, to them in excess of $120,000, although neither individually received compensation in excess of such amount.
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or five percent stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. In addition, the policy requires review of the employment of any immediate family member of a related person unless (a) such person is not being employed in a management or sensitive control function and (b) the annual salary of such person does not exceed $50,000.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If the general counsel determines that advance review and approval is not practicable, then the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions previously approved by the audit committee or otherwise already existing that are ongoing in nature in nature will be reviewed annually, or more frequently if the audit committee determines such review to be necessary.
The audit committee will review all relevant information available to it about the related person transaction and may approve or ratify it only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Ameresco’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.
MISCELLANEOUS
Stockholder Proposals
Stockholder proposals, including information about a proposed director candidate, submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at our 2017 annual meeting of stockholders must be received by our Secretary no later than December 30, 2016 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.
A stockholder proposal, including a proposed director, not included in our proxy statement for the 2017 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that the Secretary must have received the stockholder’s notice not less than 90 days (that is, no later than February 25, 2017) and not more than 120 days (that is, no earlier than January 26, 2017) in advance of the first anniversary of the date of the preceding year’s annual meeting. However, if the date of the 2017 annual meeting of stockholders is more than 20 days before or more than 60 days after the first anniversary of the 2016 Annual Meeting, we must receive the stockholder’s notice not earlier than the close of business on the 120th day before the 2017 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day before the 2017 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2017 annual meeting of stockholders is first made, whether by mail or public disclosure.
All stockholder proposals for our 2017 annual meeting of stockholders should be sent to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Other Stockholder Communications
Generally, stockholders who have questions or concerns should contact our Investor Relations department at (508) 598-3003 or ir@ameresco.com. However, stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701. See “Corporate Governance—Communicating with our Board of Directors” for more information about communicating with our board of directors.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report, the contents of www.ameresco.com, including the charters of the committees of our board of directors, corporate governance guidelines, the Audit Committee Report and code of business conduct and ethics, included or referenced in this proxy statement shall not be incorporated by reference into any such filings.
Householding of Annual Meeting Materials
Some banks, brokers and other intermediary record holders may participate in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either of these documents without charge to you if you write or call Investor Relations, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701, (508) 598-3003. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other intermediary record holder.

APPENDIX A

AMERESCO, INC.
2010 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2010 Stock Incentive Plan (the “Plan”) of Ameresco, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a)Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). During such time as the Class A common stock,
$0.001 par value per share, of the Company (the “Class A common stock”) is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the Board shall appoint one such Committee of not less than two members, each member of which shall be an “independent director” within the meaning of any stock exchange on which the Company lists the Class A common stock, an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.	Stock Available for Awards

(a)Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to 10,000,000 shares of Class A common stock. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A)all shares of Class A common stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Class A common stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B)if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Class A common stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Class A common stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Class A common stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code,
(2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section 4(a)(2) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and

(C)shares of Class A common stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Class A common stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards.

(b)Section 162(m) Per-Participant Limit. Subject to adjustment under Section 9, the maximum number of shares of Class A common stock with respect to which Awards may be granted to any Participant under the Plan shall be 2,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(c)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimit contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a)General. The Board may grant options to purchase Class A common stock (each, an “Option”) and determine the number of shares of Class A common stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b)Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Ameresco, Inc., any of Ameresco, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)	Exercise Price.
(1)The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the Fair Market Value per share of Class A common stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(2)“Fair Market Value” of a share of Class A common stock for purposes of the Plan will be determined as follows:

(A)if the Class A common stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant (or other date for which a determination is being made); or

(B)if the Class A common stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant (or other date for which a determination is being made); or

(C)if the Class A common stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Fair Market Value of a share of Class A common stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A. The Board has sole discretion to determine the Fair Market Value for purposes of the Plan.

(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic)

(f)Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Class A common stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(g)Payment Upon Exercise. Class A common stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)in cash or by check, payable to the order of the Company;
(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii)

delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Class A common stock owned by the Participant valued at their Fair Market Value, provided
(i) such method of payment is then permitted under applicable law, (ii) such Class A common stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Class A common stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by
(B) the Fair Market Value on the date of exercise;

(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant (other than a Participant who is an officer or director of the Company) to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(6)	by any combination of the above permitted forms of payment.

6.	Stock Appreciation Rights

(a)General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Class A common stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Class A common stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.
(c)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

7.	Restricted Stock; Restricted Stock Units

(a)General. The Board may grant Awards entitling recipients to acquire shares of Class A common stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Class A common stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b)Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)	Additional Provisions Relating to Restricted Stock.

(1)Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2)Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d)	Additional Provisions Relating to Restricted Stock Units.
(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Class A common stock or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one share of Class A common stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2)Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3)Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Class A common stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Class A common stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement.

8.	Other Stock-Based Awards

(a)General. Other Awards of shares of Class A common stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class A common stock or other property, may be granted hereunder to Participants (“Other Stock-Based- Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Class A common stock or cash, as the Board shall determine.

(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Class A Common Stock and Certain Other Events

(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Class A common stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimit set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Class A common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Class A common stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)	Reorganization Events.

(1)Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Class A common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Class A common stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)	Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A)In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Class A common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Class A common stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award,
(v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B)Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C)For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Class A common stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Class A common stock for each share of Class A common stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Class A common stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Class A common stock as a result of the Reorganization Event.

(3)Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Class A common stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10.	General Provisions Applicable to Awards

(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Class A common stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e)Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Class A common stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Class A common stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)Amendment of Award. Except as otherwise provided in Section 10(i) with respect to Performance Awards or Section 11(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.

(g)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Class A common stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(i)	Performance Awards.

(1)Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”).

(2)Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee”

under Section 162(m)(3) of the Code.

(3)Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, revenue, revenue growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on total revenue, assets, equity or investment, value of customer contracts signed, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (vi) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4)Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5)Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.	Miscellaneous

(a)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Class A common stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c)Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); and (ii) no amendment that would require stockholder approval under the rules of the New York Stock Exchange may be made effective unless and until the Company’s stockholders approve such amendment;. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Class A common stock) prior to such stockholder approval.

(e)Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.
(f)Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

AMERESCO, INC.

Annual Meeting of Stockholders

May 26, 2016 11:00 a.m.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:
The proxy statement and annual report to stockholders are available at the "Investor Relations - Annual Meeting" section of our website at http://www.ameresco.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230300000000000000 4 052616

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Douglas I. Foy
- ○ Jennifer L. Miller

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of RSM US LLP (formerly, McGladrey LLP) as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
3. Ratification of the Ameresco, Inc. 2010 Stock Incentive Plan.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2015 Annual Report to Stockholders.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

AMERESCO, INC.

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints George P. Sakellaris, John R. Granara, III and David J. Corrsin, and each of them acting singly, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all shares of capital stock of Ameresco, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 26, 2016, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

In their discretion, the proxies named above are authorized to vote on such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)

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